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                                                                 EXHIBIT 99.1



                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
FEBRUARY 11, 1998                                          CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


                      CHESAPEAKE AND DLB RENEGOTIATE TERMS
                               OF MERGER AGREEMENT

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 11, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) and DLB Oil & Gas, Inc. (NASDAQ:DLBI) today announced the renegotiation of the terms of their October 22, 1997 merger agreement. Under the original agreement, Chesapeake agreed to acquire all of DLB's Mid-Continent oil and gas properties (approximately 120 billion cubic feet of gas equivalent reserves) and DLB's 27% interest in an oil concession in Barbados for $150 million. The original form of consideration was Chesapeake's assumption of DLB's debt of $85 million and Chesapeake's issuance of $65 million in Chesapeake common stock. The stock portion of the consideration would have amounted to approximately 5.2 million shares using Chesapeake's stock price in early October, 8.7 million shares using the $7.50 Chesapeake "walkaway" price included in the original agreement, and 10.8 million shares at Chesapeake's recent stock price of $6.00.

Under the renegotiated terms of the agreement, Chesapeake will assume DLB's debt of $85 million, pay $17.5 million in cash, and issue 5.0 million shares of common stock, giving the transaction an indicated value of $132.5 million at Chesapeake's recent price of $6.00. Additionally, DLB will retain its Barbados asset through WRT Energy Corporation and the parties eliminated the right to terminate the agreement based upon Chesapeake's stock price.

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer commented, "We are pleased to have restructured the DLB transaction to reflect today's lower oil and gas prices and to achieve deal certainty. With the elimination of the $7.50 walkaway price, both DLB and Chesapeake's shareholders can know with precision the terms of the transaction. We recently closed the acquisitions of AnSon Production Company, the Anadarko Basin properties of Enervest Management Company, L.C., 40% of the Helmet properties of Ranger Oil Limited and are now moving forward to close both the DLB and Hugoton Energy Corporation transactions in early to mid-March."



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Mike Liddell, Chief Executive Officer of DLB stated, "Our Board concluded this merger represented the best alternative for DLB shareholders. The distribution of WRT, Bayard and Chesapeake stock in addition to the cash component will give the maximum flexibility and value to our shareholders."

Simultaneously with the merger of DLB's Mid-Continent assets into Chesapeake, DLB will spin off to their shareholders 2,955,000 shares (16.25% of outstanding shares) of Bayard Drilling Technologies, Inc. (AMEX:BDI) and a minimum of approximately 10,354,198 shares (48% of outstanding shares) in WRT Energy Corporation, which will now include the Barbados assets. DLB is the largest shareholder in both WRT and Bayard Drilling Technologies, Inc., which currently has a fleet of 58 drilling rigs. WRT is a publicly held exploration and production company with primarily Gulf Coast assets.

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the fiscal year ended June 30, 1997.